EXECUTION COPY

                                    AGREEMENT

      This AGREEMENT (this "Agreement") is made and entered into as of August 26, 2004, by and among Columbus Nova Investments VIII Ltd., a Bahamas company ("CNI"), and the persons whose names are set forth on the signature page hereof (the "Holders" and each individually a "Holder", and together with CNI, the "Parties", and each individually a "Party").

      WHEREAS, CNI and Moscow CableCom Corp., a Delaware corporation (the "Company"), have entered into a Series B Convertible Preferred Stock Subscription Agreement (the "Subscription Agreement") dated as of the date hereof, whereby, among other things, CNI will acquire 4,500,000 shares of Series B Convertible Preferred Stock, par value $.01 per share of the Company (the "Series B Preferred Stock"), and CNI and the Company will enter into a Warrant Agreement (the "Warrant Agreement"), whereby CNI will acquire Warrants (as defined in the Warrant Agreement) that will be initially exercisable for 8,283,000 shares of Series B Preferred Stock;

      WHEREAS, in order to facilitate the entry by CNI into the Subscription Agreement and the Warrant Agreement and as a closing condition to the consummation of the transactions contemplated thereby, the Company and each of the Holders are entering into Non-Qualified Stock Option Agreements (the "Stock Option Agreements") pursuant to which the Company will grant to the Holders options to purchase shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the Company's 2003 Stock Option Plan, on the terms and conditions set forth therein; and

      WHEREAS, the Parties desire to enter into this Agreement to set forth certain rights and obligations applicable to the Shares (as defined below);

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1.    Certain Definitions; Effective Date.
                  -----------------------------------

            (a) Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement. As used in this Agreement:

      "AAA" has the meaning set forth in Section 5.
       ---

      "Affiliate" means, with respect to any Person, any other Person
       ---------
directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that, with respect to any of the Holders, the term "Affiliate" shall not include the Company.

      "Beneficially owned" or "beneficial ownership" means, with respect to
       ------------------      --------------------
securities, having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

      "Business Day" means any day that is not a Saturday, a Sunday or other day
       ------------
on which banks are required or authorized by law to be closed in New York City, the United States, or Moscow, the Russian Federation.

      "Condition Precedent" has the meaning set forth in Section 1(b).
       -------------------

      "Common Stock" has the meaning set forth in the Recitals.
       ------------

      "Drag-Along Notice" has the meaning set forth in Section 2(a)(ii).
       -----------------

      "Dispute" has the meaning set forth in Section 5.
       -------

      "Drag-Along Notice Period" has the meaning set forth in Section 2(a)(ii).
       ------------------------

      "Drag-Along Sale" has the meaning set forth in Section 2(a)(i).
       ---------------

      "Effective Date" has the meaning set forth in Section 1(b).
       --------------

      "Person" means any individual, partnership, association, joint venture,
       ------
corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity, a "group" of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a government or political subdivision thereof.

      "Rules" has the meaning set forth in Section 5.
       -----

      "Series B Preferred Stock" has the meaning set forth in the Recitals.
       ------------------------

      "Shares" means all and any shares of Common Stock issued to each Holder
       ------
upon exercise of the Options (as defined in the respective Stock Option Agreement) and any other options to purchase Common Stock of the Company granted to such Holder by the Company during the term of this Agreement, as well as any other securities of the Company issued in respect of, upon conversion or exercise of, or in exchange or substitution for, such shares of Common Stock, in each case, as adjusted for stock splits, recapitalizations and other similar events.

      "Stock Option Agreements" has the meaning set forth in the Recitals.
       -----------------------

      "Subscription Agreement" has the meaning set forth in the Recitals.
       ----------------------

      "Transfer" means, with respect to the Shares, whether directly or
       --------
indirectly (i) to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any Shares or any interest therein (including any voting interest), (ii) to enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of any Shares or any interest therein (including any voting interest) or (iii) to deposit or permit the deposit of any Shares, or enter into any voting agreement, grant proxy or enter into any similar arrangement or commitment with respect to any Shares.

      "Voting Stock" means the Common Stock and the Series B Stock.
       ------------

      "Warrant Agreement" has the meaning set forth in the Recitals.
       -----------------


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

            (b) This Agreement is subject to the condition precedent (the "Condition Precedent") that the Subscription Agreement is entered into and the Closing occurs on or prior to March 31, 2005, or such later date as the Company and CNI may determine. The Parties acknowledge and confirm that this Agreement shall become effective immediately upon the fulfillment of the Condition Precedent (the date on which the Condition Precedent is fulfilled is referred to in this Agreement as the "Effective Date").

            2. Transfer of Shares.
               ------------------

            (a) Drag-Along Rights.
                -----------------

                (i) So long as CNI, together with its Affiliates, holds at least 20% of the outstanding shares of Voting Stock, if CNI proposes a sale of all of the shares of Voting Stock held by it, including in connection with a sale or exchange, whether directly or pursuant to a merger, consolidation or otherwise (a "Drag-Along Sale"), CNI may require any Holder to sell all the Shares then held by such Holder, for the same consideration and otherwise on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the sale by CNI. For purposes of the foregoing, it is agreed that no Holder shall be required to accept consideration in a Drag-Along Sale other than cash or publicly traded securities registered under the Securities Act.

                (ii) CNI shall provide written notice of such Drag-Along Sale to the Holder (a "Drag-Along Notice") not later than twenty (20) Business Days prior to the proposed Drag-Along Sale. The Drag-Along Notice shall identify the transferee, the consideration for which a sale is proposed to be made (the "Drag-Along Sale Price") and all other material terms and conditions of the Drag-Along Sale. Subject to Section 2(a)(iv), such Holder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice and to tender all its Shares as set forth below. The price(s) payable in such sale shall be the Drag-Along Sale Price. Not later than the ten
(10) Business Day following the date of the Drag-Along Notice (the "Drag-Along Notice Period") to the Holder, such Holder shall deliver to a representative of CNI designated in the Drag-Along Notice certificates representing all the Shares beneficially owned and held by such Holder, duly endorsed, together with all other documents required to be executed in connection with such Drag-Along Sale, or if such delivery is not permitted by applicable law, an unconditional agreement to deliver such certificates pursuant to this Section 2(a)(ii) at the closing for such Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice against delivery to such Holder of the consideration therefore.

            (iii) CNI shall have a period of ninety (90) days from the date of receipt of the Drag-Along Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Notice; provided, that if such Drag-Along Sale is subject to regulatory approval, such ninety (90) day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred and twenty
(120) days following the delivery of the Drag-Along Notice. If the Drag-Along Sale shall not have been consummated during such period, CNI shall return to each Holder all certificates or other evidence of title and ownership


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

representing Shares that such Holder delivered for sale pursuant hereto, together with any documents in the possession of CNI executed by such Holder in connection with such proposed sale.

            (iv) Concurrently with the consummation of the Drag-Along Sale pursuant to this Section 2(a), CNI shall use its best efforts to cause the acquiror or the surviving Person in the Drag-Along Sale to give notice thereof to the Holders, to remit to each Holder who has surrendered its certificates or other evidence of title and ownership the total consideration (with the cash portion of the purchase price paid by bank transfer to an account designated by each Holder and any non-cash portion to be delivered as promptly as possible on or after the consummation of such Drag-Along Sale) for the Shares transferred pursuant hereto and, promptly after consummation of the Drag-Along Sale, to furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by such Holder.

                (v) No Holder shall be obligated to pay any expenses incurred in connection with any consummated or unconsummated Drag-Along Sale.

                (vi) In connection with any Drag-Along Sale, each Holder shall
(A) if requested, make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Drag-Along Sale; provided that no Holder shall be required to provide any representations or indemnities in connection with any Drag-Along Sale other than representations and indemnities concerning such Holder's title to the Shares free and clear of any encumbrances, including actual or pending litigation to which such Holder is a party, and the Holder's power and due authorization to enter into and consummate the sale without contravention of any law or material agreement; and (B) benefit from all of the same provisions of the definitive agreements as CNI.

                (vii) Each Holder hereby agrees that, during any period commencing with receipt by such Holder of a Drag-Along Notice and expiring upon the earlier of: (A) the consummation of the related Drag-Along Sale; (B) the expiry of the applicable period specified in Section 2(a)(iii) for consummation of such Drag-Along Sale; or (C) receipt by such Holder of a notice from CNI to the effect that such Drag-Along Sale is no longer being pursued, it shall not cause or permit any Transfer of any Shares or the right to acquire any Shares to be effected, except (i) pursuant to such Drag-Along Sale, (ii) with the prior written consent of CNI, (iii) to an Affiliate of such Holder, or (iv) as a bona fide pledge to a bank, financial institution or other lender; provided, in case of any Transfer pursuant to (iii) and (iv) above, that (1) the transferee agrees to assume the obligations hereunder of the transferring Holder with respect to any Shares so transferred and executes a written instrument acknowledging that it agrees to be bound by the terms of this Agreement and (2) the transferring Holder provides notice of such Transfer to CNI.

                (b) Effect. Any purported Transfer of Shares that is
                    ------
inconsistent with the provisions of this Agreement shall be null and void and of no further force or effect.

                (c) Notices. All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day or


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

the receipt is after 5 p.m.) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day or the receipt is after 5 p.m.) if delivered by courier. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to CNI, to:


Columbus Nova Investments VIII Ltd.
590 Madison Avenue
38th Floor
New York, NY 10022
United States
Attention: Ivan Isakov
Facsimile:  +1-212-308-6623

with a courtesy copy (which shall not constitute notice to CNI) to:

Skadden, Arps, Slate, Meagher & Flom LLP
An der Welle 5
60322 Frankfurt am Main
Germany
Attention: Hilary Foulkes
Facsimile: +49-69-74220300

(b) if to a Holder, to the address are set forth next to such Holder's name on the signature page hereof.

                3. Termination. This Agreement shall automatically terminate and
                   -----------
be of no further force or effect upon the earlier to occur of (a) CNI and a Holder mutually agreeing to terminate this Agreement with respect to such Holder, (b) such time as CNI's percentage beneficial ownership of the issued and outstanding shares of Voting Stock falls below five percent (5%), (c) the voluntary or involuntary bankruptcy, dissolution, liquidation or winding-up of CNI or the Company or (d) three years from the Effective Date of this Agreement.

                4. Governing Law. This Agreement shall be governed by, and
                   -------------
construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that any agreements referred to herein that by their terms are expressly governed by the laws of another jurisdiction shall be governed by such laws, and further provided that nothing in this Section 4 shall permit any Party to bring any action arising out of or relating to this Agreement in any tribunal other than as set forth in Section 5 below, except to enforce an award issued by the arbitrators in accordance with Section 5 below.

                5. Arbitration. If any dispute, controversy or claim between the
                   -----------
Parties arises out of or is related to this Agreement or the breach, termination or validity hereof ("Dispute"), such Dispute shall be referred to and finally and exclusively resolved by arbitration in New York, New York, in accordance with the International Arbitration Rules then in force of the American Arbitration Association ("AAA") except as modified herein (the "Rules"), which are deemed to be incorporated by reference into this Section 5. In any such arbitration, there shall be three arbitrators. One arbitrator shall be appointed by each Party in accordance with the Rules, within thirty days of receipt by Respondent of a copy of the Demand for Arbitration. The third arbitrator, who shall chair the arbitral tribunal, shall be an experienced arbitrator of large commercial disputes admitted to the practice of law in the State of New York and shall be appointed by the two party-appointed arbitrators within twenty (20) days of the appointment of the second arbitrator, or in default thereof, by the AAA in accordance with the Rules. Where the Rules do not provide for a particular situation, the arbitrators shall determine the course of action to be followed. The English language shall be used throughout any arbitral proceeding. To the maximum extent permitted by applicable Law, the Parties agree not to assert any rights to have any court rule on a question of law affecting the arbitration or to hear any appeal from or entertain any judicial review of the arbitral award. The award of the arbitrators shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction over any of the Parties or any of their assets.

                6. Entire Agreement; Amendment and Waiver. This Agreement
                   --------------------------------------
constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by CNI and the Holders.

                7. Severability. In case any provision of the Agreement shall be
                   ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                8. Counterparts. This Agreement may be executed in any number of
                   ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                9. Specific Enforcement. Each of the Holders acknowledges and
                   --------------------
agrees that CNI would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Holders agrees that CNI shall be entitled to an injunction or injunctions to prevent breaches of provisions of this Agreement in addition to any other remedy to which CNI may be entitled at law or in equity.

                10. Rights and Obligations of Holders Several. Unless otherwise
                    -----------------------------------------
expressly provided herein, the rights and obligations of each Holder hereunder are several and not joint with any of the other Holders.

                11. Construction. The Parties have participated jointly in the
                    ------------
negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                12. Headings. The section headings contained in this Agreement
                    --------
are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                                   COLUMBUS NOVA
                                                   INVESTMENTS VIII LTD.


                                                   By: /s/ Andrew Intrater
                                                       ---------------------
                                                   Title: Managing Partner

                                                   HOLDERS:

                                                   WARREN MOBLEY

                                                   /s/ Warren Mobley
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   [INDICATE ADDRESS]


                                                   DONALD MILLER-JONES

                                                   /s/ Donald Miller-Jones
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   [INDICATE ADDRESS]


                                                   CHARLES ROBERTS

                                                   /s/ Charles Roberts
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   [INDICATE ADDRESS]


                                                   DR. ALI MOHAMED AHMED

                                                   /s/ Dr. Ali Mohamed Ahmed
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------
                                                   [INDICATE ADDRESS]


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